ELIGIBLE EMPLOYEE AND CONSULTANT
RESTRICTED STOCK AWARD AGREEMENT
GMX RESOURCES INC.
AMENDED AND RESTATED 2008 LONG-TERM INCENTIVE PLAN

THIS ELIGIBLE EMPLOYEE AND CONSULTANT RESTRICTED STOCK AWARD AGREEMENT (this "Agreement") is entered into effective as of the grant date set forth on the attached Notice of Grant of Restricted Stock attached hereto as Appendix A (the "Notice"), for all purposes, by and between GMX Resources Inc., an Oklahoma corporation (the "Company"), and the individual named on the Notice (the "Participant"), with reference to the following circumstances:
A.The Participant is an Eligible Employee or Consultant, and it is important to the Company that the Participant be encouraged to remain an Eligible Employee or Consultant.
B.The Company has previously adopted the GMX Resources Inc. Amended and Restated 2008 Long-Term Incentive Plan (the "Plan").
C.The Company has awarded the Participant shares of Common Stock under the Plan, as set forth on the Notice, subject to the terms and conditions of this Agreement.
D.Any capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

In consideration of the premises and the mutual covenants contained herein, the parties agree as follows:
1.The Plan. The Participant has been provided a summary of the Plan, and a copy of the Plan shall be available to the Participant upon request. The Plan is hereby incorporated by reference into, and made a part of, this Agreement for all purposes, and together with this Agreement shall govern the rights of the Participant and the Company with respect to the Award (as defined below).

2.Grant of Award. The Company hereby awards the Participant the number of shares of Common Stock set forth on the Notice on the terms and conditions set forth in this Agreement and the Plan (the "Award").

3.Terms of Award.

3.1    Escrow of Shares. A certificate, or book entry equivalent representing the shares of Common Stock subject to the Award (the "Restricted Stock"), shall be issued in the name of the Participant and shall be escrowed with the Secretary of the Company (the "Escrow Agent") subject to the removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

3.2    Vesting. The shares of Restricted Stock will vest based on the Participant's continuous employment with or service to the Company or a Subsidiary in accordance with the vesting schedule set forth on the Notice. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed "Vested Stock."

3.3    Rights as a Shareholder The Restricted Stock held by the Escrow Agent pursuant to this Agreement shall constitute issued and outstanding shares of Common Stock of the Company for all corporate purposes, and the Participant shall have the right to receive all cash dividends payable on the Restricted Stock and to vote the shares of Restricted Stock; provided, however, that such rights shall terminate with respect to shares of Common Stock which are forfeited pursuant to the terms of this Agreement.

3.4     Vested Stock; Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed, and the Escrow Agent shall deliver to the Participant shares either in certificate form, or book entry equivalent representing such Vested Stock, free and clear of all restrictions, except for any applicable securities laws restrictions or restrictions pursuant to the Company's Insider Trading Policy.

3.5    Acceleration of Vesting; Forfeiture. Unless otherwise provided herein, Restricted Stock that does not become Vested Stock pursuant to the terms of this Agreement shall be absolutely forfeited, and the Participant shall have no future interest therein of any kind whatsoever. In the event the Participant's employment with or service to the Company or a Subsidiary terminates prior to all shares of Restricted Stock becoming Vested Stock due to the Participant's death or disability, any unvested shares of Restricted Stock shall automatically vest and become Vested Stock on the date of such termination; provided, however, in the event such employment or service of the Participant terminates for any reason other than death or disability, any unvested shares of Restricted Stock shall be absolutely forfeited on the date of termination, unless otherwise determined by the Committee in its discretion.

4.Change in Control; Fundamental Transaction . All Restricted Stock that becomes Vested Stock upon the occurrence of a Change in Control or other change in the outstanding shares of Common Stock by reason of a change in the Company's capitalization, as set forth in the Plan, shall be delivered to the Participant in certificate form or book entry equivalent representing such Vested Stock free and clear of all restrictions, except for any applicable securities law restrictions. In the event that acceleration of vesting of Restricted Stock would otherwise be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively the "Excise Tax"), the number of shares of Restricted Stock that would otherwise vest and become Vested Stock shall be limited to the maximum number of shares allowable without implicating the Excise Tax; provided, however, notwithstanding the foregoing, the Committee may, in its discretion, allow such acceleration of vesting of Restricted Stock to be subject to the Excise Tax. In the event the Excise Tax is implicated, the Participant shall be entitled to receive a payment (a "Gross-Up Payment") in an amount such that after payment by the Participant of all taxes, including any Excise Tax, imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such acceleration of vesting of Restricted Stock. Any determination concerning the amount of Gross-Up Payment payable shall be made by an outside auditor selected by the Company and shall be binding on the Participant.

5.Nontransferability of Award; Restrictive Legend. Restricted Stock is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, Restricted Stock contrary to the provisions hereof shall be void and without effect. To give notice of this restriction to any purchaser or transferee of the Restricted Stock, each certificate or book entry representing Restricted Stock shall contain on its face, in addition to any other legend, the following:
NOTICE
Any sale, assignment, transfer, pledge or other disposition of the shares of stock represented by this Certificate is restricted by, and subject to, the terms and provisions of a Restricted Stock Award Agreement ("Award Agreement"), which relates to the GMX Resources Inc. 2008 Long-Term Incentive Plan, as amended from time to time. Certain transfers of the stock represented by this Certificate may be invalidated if such transfers are not made in accordance with the terms of the Award Agreement.
6.Withholding of Taxes

6.1    Eligible Employees. If the Participant is an Eligible Employee, the Company may make such provision as it deems appropriate for the withholding of any applicable federal, state or local taxes that it may be obligated to withhold or pay in connection with the vesting of the Restricted Stock and may require the Participant to pay such taxes. A Participant may pay the amount of taxes required by law upon the payment of an Award, within one (1) business day following the date of vesting: (i) in cash (including cash acquired by the Participant from the sale of the Vested Stock), (ii) with the prior approval of the Company, by delivering to the Company shares of Common Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes, or (iii) with the prior approval of the Company, by directing the Company to withhold from the shares of Vested Stock to be delivered to the Participant upon payment of the Award shares of Vested Stock having a Fair Market Value on the date of payment equal to the amount of such required withholding taxes. The Participant must provide the Company with notice of the method by which the Participant will satisfy the tax obligation described in this Section 6.1 on or before thirty (30) days prior to the vesting date of the Restricted Stock. To the extent the Participant does not provide such notice, the Restricted Stock shall not vest and become Vested Stock until such time as the Company determines the Participant's obligations under this Section 6.1 have been satisfied.

6.2    Consultants. If the Participant is a Consultant, the Company has no obligation to withhold or pay any federal, state or local taxes in connection vesting of the Restricted Stock. The Company will report the payment of the Award as ordinary income to the Participant to the appropriate tax authorities, and the Participant shall be responsible for the payment of any taxes required by law.

7.    Notification of Section 83(b) Election. In the event the Participant elects to make a Section 83(b) election with respect to the Award, the Participant must provide the Company notice of such election at the same time the election is filed with the Internal Revenue Service. The Participant must also tender to the Company payment of the required withholding taxes associated with such election. In the event the Participant makes a Section 83(b) election without consulting with the Company as to the payment of required withholding taxes, the Company may withhold from other payments to the Participant amounts necessary to effect the required withholding.

8.    Amendments. This Agreement may be amended by a written agreement signed by the Company and the Participant; provided, however, that the Committee may modify the terms of this Agreement without the consent of the Participant in any manner that is not adverse to the Participant.

9.    Securities Law Restrictions. The Award shall be vested and Common Stock issued only in compliance with the Securities Act of 1933, as amended (the "Act"), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the

Participant at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Participant shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Participant acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

10.     Notices. All notices or other communications relating to the Plan and this Agreement as it relates to the Participant shall be in electronic or written form. If in writing, such notices shall be deemed to have been made if personally delivered return receipt, or if mailed, by regular U.S. mail, postage prepaid, by the Company to the Participant at his last known address evidenced on the records of the Company.

11.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Oklahoma, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Oklahoma or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oklahoma.

13.    Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors and assigns.

14.    Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or other electronic media), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

The parties have executed and delivered this Eligible Employee and Consultant Restricted Stock Award Agreement to be effective for all purposes as of the grant date set forth on the attached Notice of Grant of Restricted Stock.
"Company"    GMX RESOURCES INC., an Oklahoma corporation
By:
James A. Merrill, Chief Financial Officer
"Participant"
______________

Notice of Grant of Restricted Stock
Appendix A

NOTICE OF GRANT OF RESTRICTED STOCK
GMX RESOURCES INC.
AMENDED AND RESTATED 2008 LONG-TERM INCENTIVE PLAN

Participant: Award Number: 20__-
Plan: 2008 LTIP (as amended)

Dear __________:

This notice ("Notice") will confirm that, effective as of ____ __, 20__, you have been granted an award of __________ shares of GMX Resources Inc. (the "Company") common stock. These shares are restricted until the vesting date(s) shown below.
The closing price per share of the Company common stock on ____ __, 20__ was $________________.
The award will vest as follows:

Shares	Vesting Date
_____	___, 20__
_____	___, 20__

Acceptance of the shares of Company common stock described in this Notice shall be evidenced by your execution of a Restricted Stock Award Agreement ("Award Agreement") between you and the Company whereby you and the Company will agree that this award is granted under and governed by the terms and conditions of the GMX Resources Inc. Amended and Restated 2008 Long-Term Incentive Plan and the Award Agreement to which this Notice will be attached as Appendix A.
Sincerely,
_____________
_____________